Legg Mason Capital Management

Value Trust, Inc.

Annual Report to Shareholders October 31, 2009

Contents

Fund Objective

The Fund seeks long-term growth of capital.

Fund Name Change

Prior to October 5, 2009, the Fund was known as Legg Mason Value Trust, Inc. There was no change in the Fund’s investment objective or investment policies as a result of the name change.

Annual Report to Shareholders	1

To Our Shareholders,

We are pleased to provide you with Legg Mason Capital Management Value Trust, Inc.’s short period annual report for the seven months ended October 31, 2009.

Total returns, excluding sales charges, for the seven-month period ended October 31, 2009 were:

Total Returns (unaudited)
Seven Months
Class A	48.74%
Class C*	48.13%
Class R	48.45%
Class FI*	48.76%
Class I*	48.97%

The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be sustainable over longer periods. Current performance may be lower or higher than the performance data quoted. To obtain performance data current to the most recent month end, please visit our website at www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Calculations assume the reinvestment of dividends and capital gain distributions. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions. If sales charges were reflected, the performance quoted would be lower. Performance would have been lower if fees and expenses had not been reimbursed. Performance figures for periods shorter than one year represent cumulative figures and are not annualized.

The gross expense ratios for Classes A, C, R, FI and I were 1.06%, 1.72%, 1.36%, 1.06% and 0.74%, respectively, as indicated in the Fund’s most current prospectus dated August 1, 2009, as amended November 30, 2009. These expenses include management fees, 12b-1 distribution and/or service fees and other expenses. Actual expenses may be higher. For example, expenses may be higher than those shown if average net assets decrease. Net assets are more likely to decrease and Fund expense ratios are more likely to increase when markets are volatile.

* Prior to February 1, 2009, Class C was known as the Primary Class. In addition, on February 1, 2009, the class began to charge a contingent deferred sales charge of 0.95% for shares purchased by investors on and after that date and redeemed within one year of purchase. Prior to October 5, 2009, Class FI and Class I were known as the Financial Intermediary Class and the Institutional Class, respectively.

2	Annual Report to Shareholders

At a meeting held in May 2009, the Fund’s Board of Directors approved changing the fiscal year-end of the Fund from March 31 to October 31. As a result of this change, shareholders are being provided with a short period annual report and a “stub- period” audit for the seven-month period from April 1, 2009 through October 31, 2009.

Please read on for a more detailed look at the prevailing economic and market conditions during the Fund’s abbreviated reporting period and to learn how those conditions have affected Fund performance. Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

Information about the Fund’s performance over longer periods of time is shown in the Performance Information section within this report. For more information about the Fund’s share classes included in this report, please contact your financial advisor.

On behalf of the Board and the entire team at Legg Mason, we appreciate your support.

Sincerely,
Mark R. Fetting Chairman	David Odenath President

November 30, 2009

Annual Report to Shareholders	3

Management’s Discussion of Fund Performance

Legg Mason Capital Management Value Trust, Inc.

Total returns, excluding sales charges, for the Fund for the seven-month period from April 1, 2009 through October 31, 2009 are presented below, along with those of comparative indices:

Total Return (unaudited)
Seven Months
Class A	48.74%
Class C*	48.13%
Class R	48.45%
Class FI*	48.76%
Class I*	48.97%
S&P 500 IndexA	31.53%
Lipper Large-Cap Core Funds Category AverageB	30.99%

The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be sustainable over longer periods. Current performance may be lower or higher than the performance data quoted. To obtain performance data current to the most recent month end, please visit our website at www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Calculations assume the reinvestment of dividends and capital gain distributions. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions. If sales charges were reflected, the performance quoted would be lower. Performance would have been lower if fees and expenses had not been reimbursed. Performance figures for periods shorter than one year represent cumulative figures and are not annualized.

* Prior to February 1, 2009, Class C was known as the Primary Class. In addition, on February 1, 2009, the class began to charge a contingent deferred sales charge of 0.95% for shares purchased by investors on and after that date and redeemed within one year of purchase. Prior to October 5, 2009, Class FI and Class I were known as the Financial Intermediary Class and the Institutional Class, respectively.

For the seven-month period from April 1, 2009 through October 31, 2009, Class C shares of Legg Mason Capital Management Value Trust, Inc., excluding sales charges, returned 48.13%. The Fund’s unmanaged benchmark, the S&P 500 Index, returned 31.53% for the same period. The Lipper Large-Cap Core Funds Category Average returned 30.99% over the same time frame.

4	Annual Report to Shareholders

Management’s Discussion of Fund Performance — Continued

Following the stock market bottom in early March, equities rallied strongly on the back of encouraging leading economic indicators and earnings surprises to the upside across most market sectors. Many commentators called it a “junk bull market,” as lower-quality firms — those that appeared close to collapse during the downturn — saw the greatest upside on the rebound. While unemployment remains high and is expected to persist in the near term, productivity measurements reached a bottom in the middle of the summer and have since seemed to indicate stabilization. Moreover, it is widely thought that the U.S. economy exited the recession in the summer, which helped stocks rally strongly in August before settling down modestly this fall. The continued weakening of the U.S. dollar, coupled with investor optimism about recovering demand for industrial commodities, helped push crude prices and other commodity prices higher throughout the period. Gold, for instance, made all-time nominal highs into the fall, breaking the psychologically important $1,000 per ounce mark.

The best performing stocks in the Fund during the period were: Capital One Financial Corp., American Express Co., Prudential Financial Inc., The AES Corp., Aflac Inc., Bank of America Corp., Wells Fargo & Co., eBay Inc. and Avon Products Inc. Laggards included: Genzyme Corp., Eastman Kodak Co., Electronic Arts Inc. (EA), Exelon Corp., Nucor Corp., AT&T Inc. and Aetna Inc.

On a performance contribution basis, which takes into account both price performance and portfolio weighting, the biggest contributors to performance during the period were: The AES Corp., eBay Inc., Aflac Inc., Capital One Financial Corp., Sears Holding Corp., Amazon.com Inc., Wells Fargo & Co., and The Goldman Sachs Group Inc. Stocks that detracted from the Fund’s absolute performance during the period included Eastman Kodak Co., Genzyme Corp., Yum! Brands Inc., QUALCOMM Inc. and The DIRECTV Group Inc. Other stocks that contributed the least to the Fund’s performance included Safeway Inc., Exelon Corp. and AT&T Inc. On a sector basis, the largest contribution to relative performance came from the Fund’s overweighting in the Utilities and Financials sectors, with strong contributions from Consumer Discretionary stocks as well. The Fund’s relative performance was negatively impacted by its underweight in Materials and Industrials.

Legg Mason Capital Management, Inc.

November 25, 2009

Annual Report to Shareholders	5

Portfolio holdings and breakdowns are as of October 31, 2009 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: The AES Corp. (9.1%), Amazon.com Inc. (4.1%), eBay Inc. (4.0%), Aetna Inc. (3.9%), Aflac Inc. (3.9%), United Health Group Inc. (3.7%), Hewlett-Packard Co. (3.7%), Sears Holdings Corp. (3.6%), Cisco Systems Inc. (3.6%) and CA Inc. (3.4%). Please refer to pages 17 through 21 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of October 31, 2009 were: Information Technology (28.7%), Financials (26.6%), Consumer Discretionary (16.0%), Health Care (11.5%) and Utilities (9.2%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Equity securities are subject to price fluctuation and possible loss of principal. The manager’s investment style may become out of favor and/or the manager’s selection process may prove incorrect, which may have a negative impact on the Fund’s performance. The Fund may focus its investments in certain regions or industries, increasing its vulnerability to market volatility. Additional risks may include those risks associated with investing in fixed-income and high-yield securities. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

A	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

B

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the seven-month period from April 1, 2009 through October 31, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 921 funds in the Fund’s Lipper category, and excluding sales charges.

6	Annual Report to Shareholders

Expense Example (Unaudited)

Legg Mason Capital Management Value Trust, Inc.

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on May 1, 2009 and held through October 31, 2009. The ending values assume dividends were reinvested at the time they were paid.

Actual Expenses

The first line for each class in the table on the next page provides information about actual account values and actual expenses for each class. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During the Period” to estimate the expenses you paid on your account if your shares were held through the entire period.

Hypothetical Example for Comparison Purposes

The second line for each class in the table on the next page provides information about hypothetical account values and hypothetical expenses based on the relevant class’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the class’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare these 5% hypothetical examples with the 5% hypothetical examples for the relevant class that appear in the shareholder reports of other funds. Because the example is intended to be comparable to the examples provided by other funds, it is based on a hypothetical investment of $1,000 invested on May 1, 2009 and held through October 31, 2009. The ending values assume dividends were reinvested at the time they were paid.

Annual Report to Shareholders	7

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the second line for each class of the table is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. In addition if these transactional costs were included, your costs would have been higher.

	Beginning Account Value 5/1/09	Ending Account Value 10/31/09	Expenses Paid During the Period[1] 5/1/09-10/31/09
Class A:
Actual	$1,000.00	$1,297.50	$5.96
Hypothetical (5% return before expenses)	1,000.00	1,020.01	5.24
Class C:
Actual	$1,000.00	$1,292.50	$9.71
Hypothetical (5% return before expenses)	1,000.00	1,016.74	8.54
Class R:
Actual	$1,000.00	$1,295.40	$7.06
Hypothetical (5% return before expenses)	1,000.00	1,019.06	6.21
Class FI2
Actual	$1,000.00	$1,297.00	$5.91
Hypothetical (5% return before expenses)	1,000.00	1,020.06	5.19
Class I2
Actual	$1,000.00	$1,298.50	$4.52
Hypothetical (5% return before expenses)	1,000.00	1,021.27	3.97

[1]

These calculations are based on expenses incurred in the most recent fiscal half-year. The dollar amounts shown as “Expenses Paid” are equal to the annualized expense ratios of 1.03%, 1.68%, 1.22%, 1.02%, and 0.78% for Class A, Class C, Class R, Class FI and Class I shares, respectively, multiplied by the average values over the period, multiplied by the number of days in the most recent fiscal half-year (184) and divided by 365.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

8	Annual Report to Shareholders

Performance Information (Unaudited)

Fund Performance

Average Annual Total Returns[1]
	Without Sales Charges[2]
	Class A		Class C		Class R		Class FI3		Class I3
Six Months Ended 10/31/09	29.75	%†	29.25	%†	29.54	%†	29.70	%†	29.85	%†
Twelve Months Ended 10/31/09	N/A		18.09		18.48		18.88		19.16
Five Years Ended 10/31/09	N/A		–6.92		N/A		–6.30		–6.00
Ten Years Ended 10/31/09	N/A		–3.18		N/A		N/A		–2.22
Inception* through 10/31/09	42.55	†	11.82		–18.86		–2.30		9.66

	With Sales Charges[4]
	Class A		Class C		Class R		Class FI3		Class I3
Six Months Ended 10/31/09	22.28	%†	28.30	%†	29.54	%†	29.70	%†	29.85	%†
Twelve Months Ended 10/31/09	N/A		17.14		18.48		18.88		19.16
Five Years Ended 10/31/09	N/A		–6.92		N/A		–6.30		–6.00
Ten Years Ended 10/31/09	N/A		–3.18		N/A		N/A		–2.22
Inception* through 10/31/09	34.35	†	11.82		–18.86		–2.30		9.66

Cumulative Total Returns[1]
Without Sales Charges[2]
Class A (Inception date of 2/2/09 through 10/31/09)	42.55%
Class C (10/31/99 through 10/31/09)	–27.62
Class R (Inception date of 12/28/06 through 10/31/09)	–44.77
Class FI3 (Inception date of 3/23/01 through 10/31/09)	–18.15
Class I3 (10/31/99 through 10/31/09)	–20.10

†	Not annualized.

[1]

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Total returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect expense reimbursements. In the absence of expense reimbursements, the total return would have been lower.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charge (“CDSC”) with respect to Class C shares. On February 1, 2009, Class C shares began to charge a CDSC for shares bought by investors on and after that date and redeemed within one year of purchase.

[3]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

[4]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%. Class C shares reflect the deduction of a 0.95% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception dates for Class A, Class C, Class R, Class FI and Class I shares are February 2, 2009, April 16, 1982, December 28, 2006, March 23, 2001 and December 1, 1994, respectively.

Annual Report to Shareholders	9

Legg Mason Capital Management Value Trust, Inc.

The graphs on the following pages compare the Fund’s total returns to those of the S&P 500 Index. The graphs illustrate the cumulative total return of an initial $10,000 investment in Class A and Class C shares and an initial $1,000,000 investment in each of Class R, Class FI1 and Class I1 shares for the periods indicated. The lines for the Fund represent the total return after deducting all Fund investment management and other administrative expenses and the transaction costs of buying and selling portfolio securities. The lines representing the securities market index do not take into account any transaction costs associated with buying and selling portfolio securities in the index or other administrative expenses.

Total return measures investment performance in terms of appreciation or depreciation in a fund’s net asset value per share, plus dividends and any capital gain distributions. Both the Fund’s results and the index’s results assume the reinvestment of all dividends and distributions at the time they were paid. Average annual returns tend to smooth out variations in a fund’s return, so that they differ from actual year-to-year results.

[1]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

10	Annual Report to Shareholders

Performance Information (Unaudited) — Continued

Growth of a $10,000 Investment — Class A Shares

Hypothetical illustration of $10,000 invested in Class A shares on February 2, 2009 (commencement of operations), assuming the deduction of the maximum initial sales charge of 5.75% at the time of investment and reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2009. The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be duplicated in the future. Current performance may be lower or higher than the performance data quoted. To obtain the most recent month-end performance information, please visit www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Performance would have been lower if fees and expenses had not been reimbursed in various periods. Performance for other share classes will vary due to differences in sales charge structure and class expenses.

The graph does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

Annual Report to Shareholders	11

Growth of a $10,000 Investment — Class C Shares

Hypothetical illustration of $10,000 invested in Class C shares on October 31, 1999, assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2009. The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be duplicated in the future. Current performance may be lower or higher than the performance data quoted. To obtain the most recent month-end performance information, please visit www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Performance would have been lower if fees and expenses had not been reimbursed in various periods. Performance for other share classes will vary due to differences in sales charge structure and class expenses.

The graph does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

12	Annual Report to Shareholders

Performance Information (Unaudited) — Continued

Growth of a $1,000,000 Investment — Class R Shares

Hypothetical illustration of $1,000,000 invested in Class R shares on December 28, 2006 (commencement of operations), assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2009. The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be duplicated in the future. Current performance may be lower or higher than the performance data quoted. To obtain the most recent month-end performance information, please visit www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Performance would have been lower if fees and expenses had not been reimbursed in various periods. Performance for other share classes will vary due to differences in sales charge structure and class expenses.

The graph does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

Annual Report to Shareholders	13

Growth of a $1,000,000 Investment — Class FI1 Shares

Hypothetical illustration of $1,000,000 invested in Class FI shares on March 23, 2001 (commencement of operations), assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2009. The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be duplicated in the future. Current performance may be lower or higher than the performance data quoted. To obtain the most recent month-end performance information, please visit www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Performance would have been lower if fees and expenses had not been reimbursed in various periods. Performance for other share classes will vary due to differences in sales charge structure and class expenses.

The graph does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

[1]	On October 5, 2009, Financial Intermediary Class shares were renamed Class FI shares.

14	Annual Report to Shareholders

Performance Information (Unaudited) — Continued

Growth of a $1,000,000 Investment — Class I1 Shares

Hypothetical illustration of $1,000,000 invested in Class I shares on October 31, 1999, assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2009. The performance data quoted represent past performance and do not guarantee future results. The performance stated may have been due to extraordinary market conditions, which may not be duplicated in the future. Current performance may be lower or higher than the performance data quoted. To obtain the most recent month-end performance information please visit www.leggmason.com/individualinvestors. The investment return and principal value of the Fund will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Performance would have been lower if fees and expenses had not been reimbursed in various periods. Performance for other share classes will vary due to differences in sales charge structure and class expenses.

The graph does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

[1]	On October 5, 2009, Institutional Class shares were renamed Class I shares.

Annual Report to Shareholders	15

Portfolio Composition (as of October 31, 2009)1

(As a percentage of the portfolio)

Top 10 Holdings (As of October 31, 2009)1

Security	% of Net Assets
The AES Corp.	9.1%
Amazon.com Inc.	4.1%
eBay Inc.	4.0%
Aetna Inc.	3.9%
Aflac Inc.	3.9%
UnitedHealth Group Inc.	3.7%
Hewlett-Packard Co.	3.7%
Sears Holdings Corp.	3.6%
Cisco Systems Inc.	3.6%
CA Inc.	3.4%

[1]	The Fund is actively managed. As a result, the composition of its portfolio holdings and sectors is subject to change at any time.

16	Annual Report to Shareholders

Selected Portfolio Performance

Strongest performers for the period ended October 31, 2009[2]
1.	Capital One Financial Corp.	200.02%
2.	American Express Co.	162.19%
3.	Prudential Financial Inc.	137.80%
4.	The AES Corp.	124.96%
5.	Aflac Inc.	117.52%
6.	Bank of America Corp.	114.11%
7.	Wells Fargo & Co.	93.96%
8.	eBay Inc.	77.31%
9.	Avon Product Inc.	69.21%
10.	J.C. Penney Co. Inc.	68.81%

Weakest performers for the period ended October 31, 2009[2]
1.	Genzyme Corp.	–14.80%
2.	Eastman Kodak Co.	–1.32%
3.	Electronic Arts Inc.	0.27%
4.	Exelon Corp.	5.66%
5.	Nucor Corp.	5.99%
6.	AT&T Inc.	6.95%
7.	Aetna Inc.	6.99%
8.	QUALCOMM Inc.*	7.03%
9.	Amgen Inc.	8.28%
10.	Safeway Inc.*	11.70%

Portfolio Changes

New positions established during the period ended October 31, 2009	Positions completely sold during the period ended October 31, 2009
Bank of America Corp.	MetLife Inc.
General Electric Co.
The DIRECTV Group Inc.
Yum! Brands Inc.
Genzyme Corp.
Safeway Inc.
QUALCOMM Inc.

[2]	Individual security performance is measured by the change in the security’s price; for stocks, dividends are assumed to be reinvested at the time they were paid.

*	Security held for only a portion of the period.

Annual Report to Shareholders	17

Portfolio of Investments

Legg Mason Capital Management Value Trust, Inc.

October 31, 2009

	Shares/Par	Value

Common Stocks and Equity Interests — 99.7%

Consumer Discretionary — 16.0%
Hotels, Restaurants and Leisure — 0.2%
Yum! Brands Inc.	250,000	$8,237,500

Internet and Catalog Retail — 4.1%
Amazon.com Inc.	1,550,000	184,155,500	A

Leisure Equipment and Products — 1.5%
Eastman Kodak Co.	18,300,900	68,628,375	A,B

Media — 4.4%
The DIRECTV Group Inc.	400,000	10,520,000	A
Time Warner Cable Inc.	1,163,013	45,869,233
Time Warner Inc.	4,600,000	138,552,000

		194,941,233

Multiline Retail — 5.8%
J.C. Penney Co. Inc.	2,952,488	97,815,927
Sears Holdings Corp.	2,400,000	162,864,000	A

		260,679,927

Consumer Staples — 1.7%
Beverages — 0.5%
PepsiCo Inc.	400,000	24,220,000

Food and Staples Retailing — 0.1%
Safeway Inc.	250,000	5,582,500

Personal Products — 1.1%
Avon Products Inc.	1,466,400	46,998,120

Energy — 1.6%
Oil, Gas and Consumable Fuels — 1.6%
Chesapeake Energy Corp.	1,088,800	26,675,600
ConocoPhillips	888,800	44,599,984

		71,275,584

18	Annual Report to Shareholders

Portfolio of Investments — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

	Shares/Par	Value

Financials — 26.6%
Capital Markets — 5.6%
State Street Corp.	3,075,000	$129,088,500
The Goldman Sachs Group Inc.	718,300	122,233,111

		251,321,611

Commercial Banks — 2.3%
Wells Fargo & Co.	3,765,600	103,629,312

Consumer Finance — 4.5%
American Express Co.	1,668,600	58,134,024
Capital One Financial Corp.	4,000,000	146,400,000

		204,534,024

Diversified Financial Services — 7.6%
Bank of America Corp.	6,347,474	92,546,171
CME Group Inc.	150,000	45,391,500
JP Morgan Chase and Co.	2,592,086	108,271,432
NYSE Euronext	3,617,100	93,502,035

		339,711,138

Insurance — 6.6%
Aflac Inc.	4,200,000	174,258,000
Prudential Financial Inc.	1,400,000	63,322,000
The Allstate Corp.	1,973,100	58,344,567

		295,924,567

Health Care — 11.5%
Biotechnology — 2.5%
Amgen Inc.	2,000,000	107,460,000	A
Genzyme Corp.	125,000	6,325,000	A

		113,785,000

Health Care Equipment and Supplies — 0.8%
Medtronic Inc.	1,000,000	35,700,000

Annual Report to Shareholders	19

	Shares/Par	Value

Health Care — Continued
Health Care Providers and Services — 7.7%
Aetna Inc.	6,784,141	$176,591,190
UnitedHealth Group Inc.	6,404,805	166,204,690

		342,795,880

Pharmaceuticals — 0.5%
Merck and Co. Inc.	784,300	24,258,399

Industrials — 2.7%
Aerospace and Defense — 0.6%
The Boeing Co.	538,800	25,754,640

Industrial Conglomerates — 1.5%
3M Co.	441,000	32,444,370
General Electric Co.	2,600,000	37,076,000

		69,520,370

Machinery — 0.6%
Deere and Co.	588,800	26,819,840

Information Technology — 28.7%
Communications Equipment — 3.7%
Cisco Systems Inc.	7,000,000	159,950,000	A
QUALCOMM Inc.	125,000	5,176,250

		165,126,250

Computers and Peripherals — 7.9%
EMC Corp.	2,939,500	48,413,565	A
Hewlett-Packard Co.	3,500,000	166,110,000
International Business Machines Corp.	1,150,000	138,701,500

		353,225,065

Internet Software and Services — 8.6%
eBay Inc.	7,989,401	177,923,960	A
Google Inc.	185,901	99,665,244	A
Yahoo! Inc.	6,722,200	106,882,980	A

		384,472,184

20	Annual Report to Shareholders

Portfolio of Investments — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

	Shares/Par	Value

Information Technology — Continued
Semiconductors and Semiconductor Equipment — 2.8%
Texas Instruments Inc.	5,300,000	$124,285,000

Software — 5.7%
CA Inc.	7,350,000	153,762,000
Electronic Arts Inc. (EA)	3,368,267	61,437,190	A
Microsoft Corp.	1,573,100	43,622,063

		258,821,253

Materials — 1.0%
Metals and Mining — 1.0%
Nucor Corp.	1,091,750	43,506,238

Telecommunication Services — 0.7%
Diversified Telecommunication Services — 0.7%
AT&T Inc.	1,177,600	30,228,992

Utilities — 9.2%
Electric Utilities — 0.1%
Exelon Corp.	150,000	7,044,000

Independent Power Producers and Energy Traders — 9.1%
The AES Corp.	31,250,627	408,445,695	A

Total Common Stocks and Equity Interests (Cost — $3,902,990,321)		4,473,628,197
Repurchase Agreements — 0.5%
Interest in $9,995,864 joint tri-party repurchase agreement dated 10/30/09 with Banc of America, 0.030% due 11/2/09; Proceeds at maturity —$9,995,889; (Fully collateralized by U.S. government agency obligation, 0.500% due 11/23/10; Market value —$10,199,665)	$9,995,864	9,995,864

Annual Report to Shareholders	21

	Shares/Par	Value

Repurchase Agreements — Continued
Interest in $9,995,864 joint tri-party repurchase agreement dated 10/30/09 with Goldman Sachs & Co., 0.050% due 11/2/09; Proceeds at maturity —$9,995,906; (Fully collateralized by U.S. government agency obligation, 3.000% due 10/29/14; Market value —$10,205,175)	$9,995,864	$9,995,864

Total Repurchase Agreements (Cost — $19,991,728)		19,991,728
Total Investments — 100.2% (Cost — $3,922,982,049)C		4,493,619,925
Other Assets Less Liabilities — (0.2)%		(7,878,535)

Net Assets — 100.0%		$4,485,741,390

A	Non-income producing.

B

In this instance, as defined in the Investment Company Act of 1940, an “Affiliated Company” represents Fund ownership of at least 5% of the outstanding voting securities of an issuer. At October 31, 2009, the total market value of Affiliated Companies was $68,628,375, and the cost was $625,768,797.

C	At October 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$1,573,699,883
Gross unrealized depreciation	(1,014,246,563)

Net unrealized appreciation	$559,453,320

See notes to financial statements.

22	Annual Report to Shareholders

Statement of Assets and Liabilities

Legg Mason Capital Management Value Trust, Inc.

October 31, 2009

Assets:
Investment securities at value:
Affiliated companies (Cost – $625,768,797)		$68,628,375
Non-affiliated companies (Cost – $3,277,221,524)		4,404,999,822
Short-term securities at value (Cost – $19,991,728)		19,991,728
Receivable for fund shares sold		3,237,703
Dividends and interest receivable		3,172,688
Other assets		108,820

Total assets		4,500,139,136
Liabilities:
Payable for fund shares repurchased	$7,197,654
Accrued management fee	2,667,459
Accrued distribution and service fees	2,469,005
Accrued expenses	2,063,628

Total liabilities		14,397,746

Net Assets		$4,485,741,390

Net assets consist of:
Accumulated paid-in-capital		$6,715,731,150
Undistributed net investment income		30,730,462
Accumulated net realized loss on investments		(2,831,358,098)
Unrealized appreciation of investments		570,637,876

Net Assets		$4,485,741,390

Net Asset Value Per Share:
Class A (and redemption price) (3,228,205 shares outstanding)		$34.24
Class C1 (80,215,493 shares outstanding)		$34.07
Class R (and redemption price) (911,692 shares outstanding)		$38.15
Class FI2 (and redemption price) (12,206,409 shares outstanding)		$38.47
Class I2 (and redemption price) (28,676,519 shares outstanding)		$39.67
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)		$36.33

[1]	Redemption price per share is NAV of Class C shares reduced by 0.95% CDSC, if shares are redeemed within one year from purchase payment.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

See notes to financial statements.

Annual Report to Shareholders	23

Statement of Operations

Legg Mason Capital Management Value Trust, Inc.

For the period ended October 31, 2009† and the year ended March 31, 2009
	October 31, 2009		March 31, 2009
Investment Income:
Dividends:
Affiliated companies	—		$19,815,688
Non-affiliated companies	$24,446,535		107,205,176
Interest	45,418		1,279,500

Total income	$24,491,953		$128,300,364
Expenses:
Management fees (Note 3)	$16,800,059		$48,890,716
Distribution and service fees (Notes 3 and 5)	15,356,574		39,620,544
Transfer agent and shareholder servicing expenses (Note 5)	1,125,442		4,066,601
Shareholder reports expenses (Note 5)	442,406		1,549,005
Audit and legal fees	364,702		409,674
Custodian fees	183,190		627,069
Registration fees	96,634		144,006
Directors’ fees and expenses	21,001		110,796
Other expenses	72,467		515,577

	34,462,475		95,933,988
Less: Expenses reimbursed (Notes 3 and 5)	(61,685)		(160,324)
Compensating balance credits	—		(13,950)

Net expenses	34,400,790		95,759,714

Net Investment Income (Loss)	(9,908,837)		32,540,650
Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized loss on investments	(39,517,462	)A	(2,731,845,835	)B
Change in unrealized appreciation/(depreciation) of investments	1,633,462,039		(2,154,512,863)

Net Realized and Unrealized Gain/(Loss) on Investments	1,593,944,577		(4,886,358,698)
Change in Net Assets Resulting From Operations	$1,584,035,740		$(4,853,818,048)

†	For the period April 1, 2009 through October 31, 2009.

A	Includes $(3,631,380) of net realized loss on the sale of shares of affiliated companies.

B	Includes $(104,387,141) of net realized loss on the sale of shares of affiliated companies.

See notes to financial statements.

24	Annual Report to Shareholders

Statement of Changes in Net Assets

Legg Mason Capital Management Value Trust, Inc.

	For the Period Ended October 31, 2009†	For the Years Ended March 31,
		2009		2008
Change in Net Assets:
Net investment income/(loss)	$(9,908,837)	$32,540,650		$(39,799,999)
Net realized gain/(loss)	(39,517,462)	(2,731,845,835)		1,909,833,086
Change in unrealized appreciation/(depreciation)	1,633,462,039	(2,154,512,863)		(5,784,748,210)
Change in net assets resulting from operations	1,584,035,740	(4,853,818,048)		(3,914,715,123)
Distributions to shareholders from:
Net realized gain on investments:
Class CA	—	(367,679,524)		(833,870,693)
Class R	—	(2,370,611)		(2,135,149)
Class FIB	—	(60,972,373)		(133,245,269)
Class IB	—	(236,040,977)		(491,759,507)
Change in net assets from fund share transactions:
Class A	12,923,577	71,002,771	C	—
Class CA	(220,884,671)	(1,535,167,415)		(1,605,619,171)
Class R	24,418	15,302,138		46,139,796
Class FIB	(11,324,265)	(254,151,898)		(669,581,914)
Class IB	(355,562,521)	(1,493,843,513)		(324,145,587)
Change in net assets	1,009,212,278	(8,717,739,450)		(7,928,932,617)
Net Assets:
Beginning of period	3,476,529,112	12,194,268,562		20,123,201,179
End of period	$4,485,741,390	$3,476,529,112		$12,194,268,562
Undistributed net investment income and accumulated net investment loss, respectively	$30,730,462	$30,497,006		$(2,017,910)

†	For the period April 1, 2009 through October 31, 2009.

A	On February 1, 2009, Primary Class shares were renamed Class C shares.

B	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

C	For the period February 2, 2009 (commencement of operations) to March 31, 2009.

See notes to financial statements.

Annual Report to Shareholders	25

Financial Highlights

Legg Mason Capital Management Value Trust, Inc.

For a share of each class of capital stock outstanding:

Class A:

	Period Ended October 31, 2009A	Period Ended March 31, 2009B
Net asset value, beginning of period	$23.02	$24.02
Investment operations:
Net investment income/(loss)C	(.01)	.03
Net realized and unrealized gain/(loss)	11.23	(1.03)
Total from investment operations	11.22	(1.00)
Net asset value, end of period	$34.24	$23.02
Total returnD	48.74%	(4.16)%
Ratios to Average Net Assets:E
Total expensesF	1.03%	1.06%
Expenses net of expense reimbursements, if anyF	1.03%	1.05%
Expenses net of all reductionsF	1.03%	1.05%
Net investment income (loss)	(.06)%	.89%
Supplemental Data:
Portfolio turnover rate	3.9%	21.5%
Net assets, end of period (in thousands)	$110,523	$66,066

A	For the period April 1, 2009 through October 31, 2009.

B	For the period February 2, 2009 (commencement of operations) to March 31, 2009.

C	Computed using average daily shares outstanding.

D

Performance figures, exclusive of sales charges, may reflect compensating balance credits and/or expense reimbursements. In the absence of compensating balance credits and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

E	Annualized.

F

Total expenses reflects operating expenses prior to any expense reimbursements and/or compensating balance credits. Expenses net of expense reimbursements reflects total expenses before compensating balance credits but net of any expense reimbursements. Expenses net of all reductions reflects expenses less any compensating balance credits and/or expense reimbursements.

See notes to financial statements.

26	Annual Report to Shareholders

Financial Highlights — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

For a share of each class of capital stock outstanding:

Class CA:

	Period Ended October 31, 2009B		Years Ended March 31,
			2009		2008		2007		2006	2005
Net asset value, beginning of period	$23.00		$ 49.79		$ 71.57		$69.14		$61.35	$57.55
Investment operations:
Net investment income/(loss)	(.13	)C	.01	C	(.44	)C	(.57	)C	(.55)	(.46)
Net realized and unrealized gain/(loss)	11.20		(23.64)		(15.31)		3.00		8.34	4.26
Total from investment operations	11.07		(23.63)		(15.75)		2.43		7.79	3.80
Distributions from:
Net realized gain on investments	—		(3.16)		(6.03)		—		—	—
Total distributions	—		(3.16)		(6.03)		—		—	—
Net asset value, end of period	$34.07		$ 23.00		$ 49.79		$71.57		$69.14	$61.35
Total returnD	48.13%		(50.55)%		(23.86)%		3.51%		12.70%	6.60%
Ratios to Average Net Assets:
Total expensesE	1.70	%F	1.72%		1.68%		1.70%		1.68%	1.68%
Expenses net of expense reimbursements, if anyE	1.69	%F	1.72%		1.68%		1.69%		1.68%	1.68%
Expenses net of all reductionsE	1.69	%F	1.72%		1.68%		1.69%		1.68%	1.68%
Net investment income (loss)	(.72	)%F	.03%		(.64)%		(.84)%		(.83)%	(.77)%
Supplemental Data:
Portfolio turnover rate	3.9%		21.5%		20.3%		11.1%		12.7%	8.8%
Net assets, end of period (in thousands)	$2,733,143		$2,007,158		$6,523,527		$11,111,284		$12,117,518	$11,208,979

A	On February 1, 2009, Primary Class shares were renamed Class C shares.

B	For the period April 1, 2009 through October 31, 2009.

C	Computed using average daily shares outstanding.

D

Performance figures, exclusive of CDSC, may reflect compensating balance credits and/or expense reimbursements. In the absence of compensating balance credits and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

E

Total expenses reflects operating expenses prior to any expense reimbursements and/or compensating balance credits. Expenses net of expense reimbursements reflects total expenses before compensating balance credits but net of any expense reimbursements. Expenses net of all reductions reflects expenses less any compensating balance credits and/or expense reimbursements.

F	Annualized.

See notes to financial statements.

Annual Report to Shareholders	27

For a share of each class of capital stock outstanding:

Class R:

	Period Ended October 31, 2009A		Years Ended March 31,
			2009	2008	2007B
Net asset value, beginning of period	$25.70		$ 55.07	$ 78.21	$79.73

Investment operations:
Net investment income/(loss)C	(.07)		.15	(.10)	(.08)
Net realized and unrealized gain/(loss)	12.52		(26.36)	(17.01)	(1.44)

Total from investment operations	12.45		(26.21)	(17.11)	(1.52)

Distributions from:
Net realized gain on investments	—		(3.16)	(6.03)	—

Total distributions	—		(3.16)	(6.03)	—

Net asset value, end of period	$38.15		$ 25.70	$ 55.07	$78.21

Total returnD	48.45%		(50.37)%	(23.57)%	(1.92)%
Ratios to Average Net Assets:
Total expensesE	1.32	%F	1.36%	1.32%	6.25	%F
Expenses net of expense reimbursements, if anyE	1.31	%F	1.36%	1.32%	1.19	%F
Expenses net of all reductionsE	1.31	%F	1.36%	1.32%	1.19	%F
Net investment income (loss)	(.34	)%F	.38%	(.14)%	(.45	)%F
Supplemental Data:
Portfolio turnover rate	3.9%		21.5%	20.3%	11.1%
Net assets, end of period (in thousands)	$34,785		$23,260	$32,862	$608

A	For the period April 1, 2009 through October 31, 2009.

B	For the period December 28, 2006 (commencement of operations) to March 31, 2007.

C	Computed using average daily shares outstanding.

D

Performance figures may reflect compensating balance credits and/or expense reimbursements. In the absence of compensating balance credits and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

E

Total expenses reflects operating expenses prior to any expense reimbursements and/or compensating balance credits. Expenses net of expense reimbursements reflects total expenses before compensating balance credits but net of any expense reimbursements. Expenses net of all reductions reflects expenses less any compensating balance credits and/or expense reimbursements.

F	Annualized.

See notes to financial statements.

28	Annual Report to Shareholders

Financial Highlights — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

For a share of each class of capital stock outstanding:

Class FIA:

	Period Ended October 31, 2009B		Years Ended March 31,
			2009		2008		2007		2006	2005
Net asset value, beginning of period	$25.86		$ 55.24		$ 78.23		$75.07		$66.18	$61.67
Investment operations:
Net investment income/(loss)	(.01	)C	.28	C	.00	C,D	(.12	)C	(.10)	(.07)
Net realized and unrealized gain/(loss)	12.62		(26.50)		(16.96)		3.28		8.99	4.58
Total from investment operations	12.61		(26.22)		(16.96)		3.16		8.89	4.51
Distributions from:
Net realized gain on investments	—		(3.16)		(6.03)		—		—	—
Total distributions	—		(3.16)		(6.03)		—		—	—
Net asset value, end of period	$38.47		$ 25.86		$ 55.24		$78.23		$75.07	$66.18
Total returnE	48.76%		(50.23)%		(23.36)%		4.21%		13.43%	7.31%
Ratios to Average Net Assets:
Total expensesF	1.03	%G	1.06%		1.03%		1.03%		1.02%	1.03%
Expenses net of expense reimbursements, if anyF	1.03	%G	1.06%		1.03%		1.03%		1.02%	1.03%
Expenses net of all reductionsF	1.03	%G	1.06%		1.03%		1.03%		1.02%	1.03%
Net investment income (loss)	(.05	)%G	.69%		—	%H	(.17)%		(.18)%	(.14)%
Supplemental Data:
Portfolio turnover rate	3.9%		21.5%		20.3%		11.1%		12.7%	8.8%
Net assets, end of period (in thousands)	$469,549		$325,572		$1,073,237		$2,210,274		$2,047,848	$944,489

A	On October 5, 2009, Financial Intermediary Class shares were renamed Class FI shares.

B	For the period April 1, 2009 through October 31, 2009.

C	Computed using average daily shares outstanding.

D	Amount less than $.01 per share.

E

Performance figures may reflect compensating balance credits and/or expense reimbursements. In the absence of compensating balance credits and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

F

Total expenses reflects operating expenses prior to any expense reimbursements and/or compensating balance credits. Expenses net of expense reimbursements reflects total expenses before compensating balance credits but net of any expense reimbursements. Expenses net of all reductions reflects expenses less any compensating balance credits and/or expense reimbursements.

G	Annualized.

H	Amount less than .01%

See notes to financial statements.

Annual Report to Shareholders	29

For a share of each class of capital stock outstanding:

Class IA:

	Period Ended October 31, 2009B		Years Ended March 31,
			2009		2008		2007		2006	2005
Net asset value, beginning of period	$26.63		$ 56.63		$ 79.78		$76.30		$67.04	$62.26
Investment operations:
Net investment income	.04	C	.43	C	.28	C	.12	C	.10	.12
Net realized and unrealized gain/(loss)	13.00		(27.27)		(17.40)		3.36		9.16	4.66
Total from investment operations	13.04		(26.84)		(17.12)		3.48		9.26	4.78
Distributions from:
Net realized gain on investments	—		(3.16)		(6.03)		—		—	—
Total distributions	—		(3.16)		(6.03)		—		—	—
Net asset value, end of period	$39.67		$ 26.63		$ 56.63		$79.78		$76.30	$67.04
Total returnD	48.97%		(50.09)%		(23.10)%		4.56%		13.81%	7.68%
Ratios to Average Net Assets:
Total expensesE	.78	%F	.74%		.69%		.70%		.69%	.69%
Expenses net of expense reimbursements, if anyE	.78	%F	.74%		.69%		.70%		.69%	.69%
Expenses net of all reductionsE	.78	%F	.74%		.69%		.70%		.69%	.69%
Net investment income	.20	%F	.99%		.36%		.16%		.16%	.21%
Supplemental Data:
Portfolio turnover rate	3.9%		21.5%		20.3%		11.1%		12.7%	8.8%
Net assets, end of period (in thousands)	$1,137,741		$1,054,473		$4,564,643		$6,801,035		$6,213,811	$4,353,817

A	On October 5, 2009, Institutional Class shares were renamed Class I shares.

B	For the period April 1, 2009 through October 31, 2009.

C	Computed using average daily shares outstanding.

D

Performance figures may reflect compensating balance credits and/or expense reimbursements. In the absence of compensating balance credits and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

E

Total expenses reflects operating expenses prior to any expense reimbursements and/or compensating balance credits. Expenses net of expense reimbursements reflects total expenses before compensating balance credits but net of any expense reimbursements. Expenses net of all reductions reflects expenses less any compensating balance credits and/or expense reimbursements.

F	Annualized.

See notes to financial statements.

30	Annual Report to Shareholders

Notes to Financial Statements

Legg Mason Capital Management Value Trust, Inc.

1.  Organization and Significant Accounting Policies:

Legg Mason Capital Management Value Trust, Inc. (formerly known as Legg Mason Value Trust, Inc.) (the “Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified investment company. At the May 2009 meeting, the Board of Directors approved changing the Fund’s fiscal year end from March 31st to October 31st. This change resulted in a “stub period” annual report being produced for the seven-month period ending October 31, 2009.

The Fund currently offers five classes of shares: Class A, Class C, Class R, Class FI (formerly known as Financial Intermediary Class) and Class I (formerly known as Institutional Class). The income and expenses of the Fund are allocated proportionately to each class of shares based on daily net assets, except for Rule 12b-1 distribution and/or service fees, which are charged only on Class A, Class C, Class R and Class FI shares. Transfer agent and shareholder servicing expenses are charged separately for each class.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through December 21, 2009, the issuance date of the financial statements.

Investment Valuation

The Fund’s securities are valued under policies approved by and under the general oversight of the Board of Directors. The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (formerly Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 – significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade.

Annual Report to Shareholders	31

Debt securities are valued at the last quoted bid prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Directors. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks and equity interests†	$4,473,628,197	—	—	$4,473,628,197
Short-term investments†	—	$19,991,728	—	19,991,728

Total investments	$4,473,628,197	$19,991,728	—	$4,493,619,925

†	See Portfolio of Investments for additional detailed categorizations.

Security Transactions

Security transactions are accounted for as of the trade date. Realized gains and losses from security transactions are reported on an identified cost basis for both financial reporting and federal income tax purposes.

For the period ended October 31, 2009, security transactions (excluding short-term investments) were as follows:

Purchases	Proceeds From Sales
$161,517,282	$677,230,132

32	Annual Report to Shareholders

Notes to Financial Statements — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

Repurchase Agreements

When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

Compensating Balance Credits

The Fund has an arrangement with its custodian bank, whereby a portion of the custodian’s fee is paid indirectly by credits earned on the Fund’s cash on deposit with the bank. This deposit arrangement is an alternative to purchasing overnight investments.

Commission Recapture

The Fund has entered into a directed brokerage agreement with State Street Bank & Trust Company, its custodian, whereby a portion of commissions paid on investment transactions may be rebated to the Fund. Such payments are included in the realized gain/(loss) on investment transactions. During the period ended October 31, 2009, the Fund did not receive any commission rebates.

Redemption In-Kind

The Fund under certain conditions, may redeem its shares in-kind by distributing portfolio securities rather than making cash payments. Gains and losses realized on redemption in-kind transactions are not recognized for tax purposes, and are reclassified from undistributed realized gain (loss) to paid in capital. During the period ended October 31, 2009, the Fund did not have any redemption in-kind transactions.

Investment Income and Distributions to Shareholders

Interest income and expenses are recorded on the accrual basis. Bond premiums and discounts are amortized for financial reporting and federal income tax purposes. Dividend income is recorded on the ex-dividend date. Dividends from net investment income, if available, are determined at the class level and paid annually. Net capital gain distributions, which are calculated at the Fund level, are declared and paid annually in June, if available. An additional distribution may be made in December, to the extent necessary in order to comply with federal excise tax requirements.

Annual Report to Shareholders	33

Distributions are determined in accordance with federal income tax regulations, which may differ from those determined in accordance with GAAP. Accordingly, periodic reclassifications are made within the Fund’s capital accounts to reflect income and gains available for distribution under federal income tax regulations.

Market Price Risk

The prices of securities held by the Fund may decline in response to certain events, including those directly involving the companies whose securities are owned by the Fund; conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability; and currency, interest rate and commodity price fluctuations. The value-oriented, equity-type securities generally purchased by the Fund may involve large price swings and potential for loss.

Other

In the normal course of business, the Fund enters into contracts that provide general indemnifications. The Fund’s maximum exposure under these arrangements is dependent upon claims that may be made against the Fund in the future and, therefore, cannot be estimated; however, based on experience, the risk of material loss from such claims is considered remote.

2.  Federal Income Taxes:

It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of October 31, 2009, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

Reclassifications

GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have

34	Annual Report to Shareholders

Notes to Financial Statements — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

no effect on net assets or net asset values per share. During the current period, the following reclassifications have been made:

	Undistributed Net Investment Income	Paid-In Capital
(a)	$10,142,293	$(10,142,293)

(a)	Reclassifications are primarily due to a tax net operating loss.

Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following ordinary income distribution:

Record Date Payable Date	Class A	Class C	Class R	Class FI	Class I
12/09/2009 12/10/2009	$0.333772	$0.179672	$0.254102	$0.331186	$0.416325

The tax character of distributions paid during the fiscal period ended October 31, 2009 and fiscal years ended March 31, were as follows:

	October 31, 2009	March 31, 2009	March 31, 2008
Distributions Paid From:
Ordinary income	—	$11,125,813	—
Net long-term capital gains	—	655,937,672	$1,461,010,618

Total distributions paid	—	$667,063,485	$1,461,010,618

As of October 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$31,231,189
Capital loss carryforward*	(2,820,173,542)
Other book/tax temporary differencesA	(500,727)
Unrealized appreciation/(depreciation)B	559,453,320

Total accumulated earnings/(losses) — net	$(2,229,989,760)

*	As of October 31, 2009, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
10/31/2016	$(1,447,304,639)
10/31/2017	(1,372,868,903)

$(2,820,173,542)

These amounts will be available to offset any future taxable capital gains.

A	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.

B	The difference between book-basis and tax-basis unrealized appreciation/ (depreciation) is attributable primarily to the tax deferral of losses on wash sales

Tax Cost of Investments

As of October 31, 2009, the aggregate cost of investments for federal income tax purposes was $3,934,166,605.

Annual Report to Shareholders	35

3.  Transactions With Affiliates:

The Fund has an investment advisory and management agreement with Legg Mason Capital Management, Inc. (“LMCM”). Pursuant to the agreement, LMCM provides the Fund with investment advisory, management and administrative services for which the Fund pays a fee, computed daily and payable monthly, at annual rates of the Fund’s average daily net assets. The annual advisory fee rates for the Fund are provided in the chart below:

Management and Advisory Fee	Net Asset Breakpoint
0.70%	on the first $1 billion of net assets
0.68%	on the next $1 billion of net assets
0.65%	on the next $3 billion of net assets
0.62%	on the next $5 billion of net assets
0.59%	on net assets exceeding $10 billion

The Fund’s agreement with LMCM provides that expense reimbursements be made to the Fund for audit fees and compensation of the Fund’s independent directors and certain other expenses. For the period ended October 31, 2009, LMCM reimbursed the Fund $61,685 for these expenses.

During the period, Legg Mason Fund Adviser, Inc. (“LMFA”) served as administrator to the Fund under a sub-administration agreement with LMCM. For LMFA’s services to the Fund, LMCM (not the Fund) paid LMFA a fee, calculated daily and payable monthly, at an annual rate of 0.05% of the average daily net assets of the Fund.

On September 30, 2009, Legg Mason Partners Fund Advisor, LLC (“LMPFA”) replaced LMFA. Effective upon the substitution, LMPFA assumed the rights and responsibilities of LMFA under its administrative services agreement as described in the Fund’s prospectus.

Legg Mason Investor Services, LLC (“LMIS”) serves as the Fund’s distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. In addition, on February 1, 2009, Class C shares began to charge a contingent deferred sales charge (“CDSC”) of 0.95% on Class C shares bought by investors on or after that date, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies to certain redemptions made within 12 months following purchases of $1,000,000 or more without an initial sales charge.

For the period April 1, 2009 through October 31, 2009, LMIS and its affiliates received sales charges of approximately $9,000 on sales of the Fund’s Class A shares. In addition, for the period ended October 31, 2009, CDSCs paid to LMIS and its affiliates were approximately $1,000 and $30,000 on Class A and Class C shares, respectively.

LMCM, LMFA, LMPFA and LMIS are wholly owned subsidiaries and corporate affiliates of Legg Mason, Inc.

36	Annual Report to Shareholders

Notes to Financial Statements — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

Under a Deferred Compensation Plan (the “Plan”), directors may elect to defer receipt of all or a specified portion of their compensation. A participating director may select one or more funds in which his or her deferred director’s fees will be deemed to be invested. Deferred amounts remain invested in the Fund until distributed in accordance with the Plan.

4.  Derivative Instruments and Hedging Activities:

Financial Accounting Standards Board Codification Topic 815 (formerly Statement of Financial Accounting Standards No. 161) (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

For the period April 1, 2009 through October 31, 2009, the Fund did not invest in any derivative instruments.

5.  Class Specific Expenses and Expense Reimbursements:

The Fund has adopted Rule 12b-1 distribution plans and under those plans the Fund pays service and/or distribution fees, based on the Fund’s Class A, Class C, Class R and Class FI shares average daily net assets, computed daily and payable monthly as follows:

	Distribution Fee	Service Fee
Class A	N/A	0.25%
Class C	0.70%	0.25%
Class R*	0.25%	0.25%
Class FI*†	0.10%	0.15%

†	On October 5, 2009, Financial Intermediary Class shares were renamed Class FI shares.

*	The Rule 12b-1 plans for Class R and Class FI of the Fund provide for payments of distribution and service fees to LMIS at an annual rate of 0.75% and 0.40% of each class’s average daily net assets, respectively, subject to the authority of the Board of Directors to set a lower amount. The Board of Directors of the Fund has currently approved payments under the plan of 0.50% and 0.25% of the average daily net assets of Class R and Class FI, respectively.

For the period April 1, 2009 through October 31, 2009, class specific expenses were as follows:

	Distribution and Service Fees	Transfer Agent and Shareholder Servicing Expenses	Shareholder Reports Expenses*
Class A	$134,044	$36,953	$4,083
Class C	14,498,224	523,106	150,381
Class R	93,906	21,468	73
Class FI†	630,400	202,117	1,068
Class I†	—	341,798	180,025

Total	$15,356,574	$1,125,442	$335,630

Annual Report to Shareholders	37

*	For the period April 1, 2009 through September 10, 2009. Subsequent to September 10, 2009 these expenses were accrued as common fund expenses.

†	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

For period April 1, 2009 through October 31, 2009, expense reimbursements by class were as follows:

Expense Reimbursements
Class A	$1,316
Class C	37,469
Class R	461
Class FI	6,191
Class I	16,248

Total	$61,685

For the year ended March 31, 2009, class specific expenses were as follows:

	Distribution and Service Fees	Transfer Agent and Shareholder Servicing Expenses	Shareholder Reports Expenses
Class A	$24,704	$1,953	$10,000
Class CA	37,764,403	2,243,296	963,782
Class R	156,754	55,131	223
Class FI B	1,674,683	733,401	90,340
Class I B	—	1,032,820	484,660

Total	$39,620,544	$4,066,601	$1,549,005

A	On February 1, 2009, Primary Class shares were renamed Class C shares.

B	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

For the year ended March 31, 2009, expense reimbursements made by class were as follows:

Expense Reimbursements
Class A	$1,390
Class C	85,779
Class R	676
Class FI	14,455
Class I	58,024

Total	$160,324

38	Annual Report to Shareholders

Notes to Financial Statements — Continued

Legg Mason Capital Management Value Trust, Inc. — Continued

6.  Transactions With Affiliated Companies:

An “Affiliated Company”, as defined in the 1940 Act, includes a company in which the Fund owns 5% or more of the company’s outstanding voting securities at any time during the period. The following transactions were effected in shares of such companies for the period ended October 31, 2009:

	Affiliate Value at 3/31/09	Purchased		Sold		Dividend Income	Affiliate Value at 10/31/09	Realized Gain/(Loss)
		Cost	Shares	Cost	Shares
Eastman Kodak Company	$69,543,420	—	—	—	—	—	$68,628,375	—
The AES Corp.A	219,856,262	—	—	$84,386,174	6,590,382	—	—	$(3,631,380)

	$289,399,682	—	—	$84,386,174		—	$68,628,375	$(3,631,380)

A	This security is no longer an affiliated company.

7.  Line of Credit:

The Fund, along with certain other Legg Mason Funds, participates in a $200 million line of credit (“Credit Agreement”) to be used for temporary or emergency purposes. This 364-day revolving Credit Agreement matures on March 4, 2010. Pursuant to the Credit Agreement, each participating fund is liable only for principal and interest payments related to borrowings made by that fund. Borrowings under the Credit Agreement bear interest at a rate equal to the prevailing federal funds rate plus the federal funds rate margin. The Fund did not utilize the line of credit during the period ended October 31, 2009.

8.  Fund Share Transactions:

At October 31, 2009, there were 100,000,000, 450,000,000, 500,000,000, 100,000,000 and 450,000,000 shares authorized at $.001 par value for the Class A, Class C, Class R, Class FI and Class I, respectively, of the Fund. Share transactions were as follows:

Annual Report to Shareholders	39

	Period Ended October 31, 2009†		Year Ended March 31, 2009				Year Ended March 31, 2008
	Shares	Amount	Shares		Amount		Shares	Amount
Class A
Shares sold	612,182	$20,778,373	3,272,874	A	$79,970,840	A	—	—
Shares repurchased	(254,497)	(7,854,796)	(402,354	)A	(8,968,069	)A	—	—

Net Increase	357,685	$12,923,577	2,870,520	A	$71,002,771	A	—	—

Class C B
Shares sold	1,739,242	$53,564,235	7,212,602		$245,687,143		6,912,140	$468,909,734
Shares issued on reinvestment	—	—	8,152,164		365,053,521		12,192,659	792,432,544
Shares repurchased	(8,804,544)	(274,448,906)	(59,097,787)		(2,145,908,079)		(43,333,766)	(2,866,961,449)

Net Decrease	(7,065,302)	$(220,884,671)	(43,733,021)		$(1,535,167,415)		(24,228,967)	$(1,605,619,171)

Class R
Shares sold	217,456	$7,678,254	609,072		$27,347,063		947,525	$71,351,598
Shares issued on reinvestment	—	—	47,498		2,370,611		30,169	2,135,149
Shares repurchased	(210,866)	(7,653,836)	(348,241)		(14,415,536)		(388,699)	(27,346,951)

Net Increase	6,590	$24,418	308,329		$15,302,138		588,995	$46,139,796

Class FI C
Shares sold	1,311,316	$45,921,732	4,969,423		$232,764,881		6,048,548	$429,472,169
Shares issued on reinvestment	—	—	1,205,569		60,411,066		1,824,119	131,639,570
Shares repurchased	(1,693,746)	(57,245,997)	(13,014,560)		(547,327,845)		(16,696,238)	(1,230,693,653)

Net Decrease	(382,430)	$(11,324,265)	(6,839,568)		$(254,151,898)		(8,823,571)	$(669,581,914)

Class I C
Shares sold	2,995,353	$109,317,692	17,126,217		$741,487,625		16,929,662	$1,256,879,885
Shares issued on reinvestment	—	—	4,476,324		230,485,926		6,482,316	475,343,068
Shares repurchased	(13,908,845)	(464,880,213)	(62,620,210)		(2,465,817,064)		(28,053,404)	(2,056,368,540)

Net Decrease	(10,913,492)	$(355,562,521)	(41,017,669)		$(1,493,843,513)		(4,641,426)	$(324,145,587)

†	For the period April 1, 2009 through October 31, 2009.

A	For the period February 2, 2009 (commencement of operations) to March 31, 2009.

B	On February 1, 2009, Primary Class shares were renamed Class C shares.

C	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

40	Annual Report to Shareholders

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Legg Mason Capital Management Value Trust, Inc.:

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Legg Mason Capital Management Value Trust, Inc. (the “Fund”) at October 31, 2009, the results of its operations, the changes in its net assets, and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2009 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Baltimore, Maryland

December 21, 2009

Annual Report to Shareholders	41

Directors and Officers

The table below provides information about each of the Corporation’s directors and officers, including biographical information about their business experience and information about their relationships with Legg Mason, Inc. and its affiliates. The mailing address of each director and officer is 100 International Drive, Attn: Fund Secretary, 7th Floor, Baltimore, Maryland 21202.

Name, (Year of Birth) and Position with Corporation	Term of Office and Length of Time ServedA	Number of Funds in Fund Complex Overseen by Director	Other Directorships Held by Director	Principal Occupation(s) During the Past Five Years
INDEPENDENT DIRECTORS:B
Hearn, Ruby P. (1940) Director	Since 2004	15	None	Senior Vice President Emerita of The Robert Wood Johnson Foundation (non-profit) since 2001. Formerly: Senior Vice President of The Robert Wood Johnson Foundation (1996-2001).
Lehman, Arnold L. (1944) Lead Independent Director	Value Trust since 1982; Special Investment Trust since 1985; and Investors Trust since 1993.	15	None	Director of the Brooklyn Museum since 1997; Trustee of American Federation of Arts since 1998. Formerly: Director of The Baltimore Museum of Art (1979-1997).
Masters, Robin J.W. (1955) Director	Since 2002	15	Director of Cheyne Capital International Limited (investment advisory firm). Director/ Trustee of Legg Mason Asian Funds plc, Legg Mason Institutional Funds plc, Western Asset Fixed Income Funds plc., and Western Asset Debt Securities Fund plc.	Retired. Formerly: Chief Investment Officer of ACE Limited (insurance) (1986-2000).
McGovern, Jill E. (1944) Director	Value Trust and Special Investment Trust since 1989; and Investors Trust since 1993.	15	None	Senior Consultant, American Institute for Contemporary German Studies (AICGS) since 2007. Formerly: Chief Executive Officer of The Marrow Foundation (non-profit) (1993-2007); Executive Director of the Baltimore International Festival (1991-1993); Senior Assistant to the President of The Johns Hopkins University (1986- 1990).

42	Annual Report to Shareholders

Directors and Officers — Continued

Name, (Year of Birth) and Position with Corporation	Term of Office and Length of Time ServedA	Number of Funds in Fund Complex Overseen by Director	Other Directorships Held by Director	Principal Occupation(s) During the Past Five Years
Mehlman, Arthur S. (1942) Director	Since 2002	Director/Trustee of all Legg Mason funds consisting of 15 portfolios; Director/Trustee of the Royce Family of Funds consisting of 28 portfolios.	Director of Municipal Mortgage & Equity, LLC.	Retired. Formerly: Partner, KPMG LLP (international accounting firm) (1972-2002).
O’Brien, G. Peter (1945) Director	Since 1999	Director/Trustee of all Legg Mason funds consisting of 15 portfolios; Director/Trustee of the Royce Family of Funds consisting of 28 portfolios.	Director of Technology Investment Capital Corp.	Retired. Trustee Emeritus of Colgate University; Board Member, Hill House, Inc. (residential home care); Board Member, Bridges School (pre-school). Formerly: Managing Director, Equity Capital Markets Group of Merrill Lynch & Co. (1971- 1999).
Rowan, S. Ford (1943) Director	Since 2002	15	None	Chairman, National Center for Critical Incident Analysis, National Defense University, since 2004; Professional Lecturer in Organizational Sciences, The George Washington University, since 2008. Formerly: Consultant, Rowan & Blewitt Inc. (management consulting) (1984-2007).
Tarola, Robert M. (1950) Director	Since 2004	15	Director of TeleTech Holdings, Inc. (business process outsourcing)	President of Right Advisory LLC (corporate finance and governance consulting) since 2008; formerly: Senior Vice President and Chief Financial Officer of W.R. Grace & Co. (specialty chemicals and materials) (1999 to 2008), and of MedStar Health, Inc. (hospitals and healthcare) (1996 to 1999); Partner, Price Waterhouse LLP (accounting and auditing) (1984 to 1996).

Annual Report to Shareholders	43

Name, (Year of Birth) and Position with Corporation	Term of Office and Length of Time ServedA	Number of Funds in Fund Complex Overseen by Director	Other Directorships Held by Director	Principal Occupation(s) During the Past Five Years
INTERESTED DIRECTORS:C
Fetting, Mark R. (1954) Chairman and Director	Director of Value Trust and Special Investment Trust since 2001; Director of Investors Trust since 2002; and Chairman since 2008.	Chairman and Director/Trustee of all Legg Mason Funds consisting of 15 portfolios; Director/Trustee of the Royce Family of Funds consisting of 28 portfolios.	None	President, CEO, Chairman and Director of Legg Mason, Inc. and Chairman of Legg Mason Funds since 2008. Formerly: President of all Legg Mason Funds (2001-2008). Senior Executive Vice President of Legg Mason, Inc., Director and/or officer of various Legg Mason, Inc. affiliates (2000-2008). Division President and Senior Officer of Prudential Financial Group, Inc. and related companies, including fund boards and consulting services to subsidiary companies (1991-2000)
Odenath, David (1957) President and Director	Since 2008	15	None	Senior Executive Vice President of Legg Mason, Inc. and President of Legg Mason Funds since 2008. Formerly: President of Prudential Annuities (2002-2008); Executive Vice President (2003-2008) of American Skandia Investment Services, Inc; Chief Executive Officer and Director (2003-2008) of American Skandia Life Assurance Corporation, American Skandia Information Services and Technology Corporation and Skandia U.S. Inc.; President, Chief Executive Officer and Director (2003-2008) of American Skandia Marketing, Inc.; President, Chief Executive Officer, Chief Operating Officer and Officer-In-Charge (1999-2003) of Prudential Investments; Senior Vice President (1999-2008) of Prudential Financial, Inc.; Senior Vice President (1993-1999) of PaineWebber Group, Inc. (investment banking)

44	Annual Report to Shareholders

Directors and Officers — Continued

Name, (Year of Birth) and Position with Corporation	Term of Office and Length of Time ServedA	Number of Funds in Fund Complex Overseen by Director	Other Directorships Held by Director	Principal Occupation(s) During the Past Five Years
EXECUTIVE OFFICERS:
Gerken, R. Jay (1951) Vice President	Since 2009	N/A	N/A	Managing Director of Legg Mason & Co., LLC, Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason Partners Fund Adviser, LLC (“LMPFA”) and its affiliate; President of LMPFA (2006-present); President and CEO of Smith Barney Fund Management LLC and Chairman, President and CEO, Citi Fund Management Inc. (formerly registered investment advisor) (since 2002); formerly; managing Director of Citigroup Global markets, Inc. (prior to 2006); Chairman, President and Chief Executive Officer of Travelers Investment Adviser, Inc. (2002-2005).
Ozsolak, Kaprel (1965) Chief Financial Officer and Treasurer	Since 2009	N/A	N/A	Director of Legg Mason & Co. (since 2005); Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason & Co. (since 2005); formerly, Vice President at Citigroup Asset Management (“CAM”) (1996 to 2005); Chief Financial Officer and Treasurer of certain mutual funds associated with CAM (2004-2005); Controller of certain mutual funds associated with CAM (2002-2004)

Annual Report to Shareholders	45

Name, (Year of Birth) and Position with Corporation	Term of Office and Length of Time ServedA	Number of Funds in Fund Complex Overseen by Director	Other Directorships Held by Director	Principal Occupation(s) During the Past Five Years
Frenkel, Robert I. (1954) Secretary and Chief Legal Officer	Since 2009	N/A	N/A	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and Co. (2005 to present) Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (2008-present); formerly; Managing Director and General Counsel of Global mutual funds for CAM (2000 to 2005); Secretary of CFM (from 2001 to 2004)
Becker, Ted P. (1951) Vice President and Chief Compliance Officer	Since 2007	N/A	N/A	Director of Global Compliance at Legg Mason & Co. (2006 to present); Managing Director of Compliance at Legg Mason & Co. (2005 to present); Chief Compliance Officer with certain mutual funds associated with Legg Mason & Co. (since 2006); Chief Compliance Officer of Legg Mason Partners Fund Adviser, LLC and certain affiliates; Managing Director of Compliance at CAM (2002 to 2005). Prior to 2002, Managing Director-Internal Audit & Risk Review at Citigroup Inc.

ADDITIONAL INFORMATION ABOUT THE CORPORATION’S DIRECTORS AND OFFICERS IS CONTAINED IN THE STATEMENT OF ADDITIONAL INFORMATION, AVAILABLE WITHOUT CHARGE UPON REQUEST BY CALLING 1-800-822-5544 OR ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE (http://www.sec.gov).

A

Officers of the Corporation are elected to serve until their successors are elected and qualified. Directors of the Corporation serve a term of indefinite length until their retirement, in accordance with the Board’s retirement policy, resignation or removal and stand for re-election by shareholders only as and when required by the 1940 Act.

B

Each of the Independent Directors serves on the standing committees of the Board of Directors, which include the Audit Committee (chair: Arthur Mehlman), the Nominating Committee (co-chairs: Peter O’Brien and Jill McGovern), and the Independent Directors Committee (chair: Arnold Lehman).

C

Mr. Fetting and Mr. Odenath are considered to be interested persons, as defined in the 1940 Act, of the Corporation on the basis of their current employment with the Fund’s adviser or its affiliated entities (including the Fund’s principal underwriter) and Legg Mason, Inc., the parent holding company of those entities, as well as their ownership of Legg Mason, Inc. stock.

Fund Information

Investment Adviser

Legg Mason Capital Management, Inc.

Baltimore, MD

Board of Directors

Mark Fetting, Chairman

David Odenath, President

Dr. Ruby P. Hearn

Arnold L. Lehman

Robin J.W. Masters

Dr. Jill E. McGovern

Arthur S. Mehlman

G. Peter O’Brien

S. Ford Rowan

Robert M. Tarola

Officers

R. Jay Gerken, Vice President

Kaprel Ozsolak, Chief Financial Officer and Treasurer

Robert Frenkel, Secretary and Chief Legal Officer

Ted P. Becker, Vice President and Chief Compliance Officer

Transfer and Shareholder Servicing Agent

Boston Financial Data Services, Inc.

Quincy, MA

Custodian

State Street Bank & Trust Company

Boston, MA

Counsel

K&L Gates LLP

Washington, DC

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP

Baltimore, MD

Legg Mason Capital Management Value Trust, Inc.

LEGG MASON CAPITAL MANAGEMENT VALUE TRUST, INC.

Legg Mason Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Capital Management Value Trust, Inc. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2009 Legg Mason Investor Services, LLC

Member FINRA, SIPC

Privacy policy

We are committed to keeping nonpublic personal information about you secure and confidential. This notice is intended to help you understand how we fulfill this commitment. From time to time, we may collect a variety of personal information about you, including:

•	Information we receive from you on applications and forms, via the telephone, and through our websites;

•	Information about your transactions with us, our affiliates, or others (such as your purchases, sales, or account balances); and

•	Information we receive from consumer reporting agencies.

We do not disclose nonpublic personal information about our customers or former customers, except to our affiliates (such as broker-dealers or investment advisers within the Legg Mason family of companies) or as is otherwise permitted by applicable law or regulation. For example, we may share this information with others in order to process your transactions or service an account. We may also provide this information to companies that perform marketing services on our behalf, such as printing and mailing, or to other financial institutions with whom we have joint marketing agreements. When we enter into such agreements, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hired them.

With respect to our internal security procedures, we maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information, and we restrict access to this information.

If you decide at some point either to close your account(s) or become an inactive customer, we will continue to adhere to our privacy policies and practices with respect to your nonpublic personal information.

NOT PART OF THE ANNUAL REPORT

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked eleventh-largest money manager in the world, according to Pensions & Investments, May 18, 2009, based on 12/31/08 worldwide assets under management.

www.leggmason.com/individualinvestors

©2009 Legg Mason Investor Services, LLC Member FINRA, SIPC

LMF-002/A (12/09) SR09-989

NOT PART OF THE ANNUAL REPORT